1 Exhibit 4.12 DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT The following description of registered securities of Danaher Corporation is intended as a summary only and therefore is not a complete description. As used in this “Description of Securities Registered Under Section 12 of the Exchange Act,” the terms “Danaher,” “Company,” “we,” “our” and “us” refer to Danaher Corporation and do not, unless the context otherwise indicates, include our subsidiaries. Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, without par value. Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also have several series of debt securities registered under Section 12(b) of the Exchange Act. COMMON STOCK This description of our common stock is based upon, and qualified by reference to, our restated certificate of incorporation (our “Charter”), our amended and restated by-laws (our “By-Laws”) and applicable provisions of Delaware corporate law (the “DGCL”). You should read our Charter and By-Laws, which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part and are incorporated by reference into this Exhibit, for the provisions that are important to you. General Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote, including the election of directors. Directors are generally elected by a majority of the votes cast by holders of common stock. However, directors are elected by a plurality of the votes cast by holders of common stock in the case of elections held at a stockholders’ meeting for which (i) the Company’s corporate secretary has received a notice or otherwise has become aware, prior to such meeting, that a holder of common stock has nominated a person for election to our board of directors and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Company first mails its notice of meeting for such meeting to the stockholders. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non- votes are not counted as votes cast either “for” or “against” a director’s election. Holders of our common stock do not have cumulative voting rights. Our By-Laws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to 20% of our board of directors, provided that the nominating stockholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in our By-Laws. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of our common stock are fully paid and nonassessable and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon

2 authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval. Anti-Takeover Effects of Various Provisions of Delaware Law and Our Charter and By-Laws Provisions of the DGCL and our Charter and By-Laws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. Delaware Anti-Takeover Statute. Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as: • a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and • any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock. The shares held by the interested stockholder are not counted as outstanding when calculating the two- thirds of the outstanding voting stock needed for approval. The prohibition against these transactions does not apply if: • prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or • the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation. Size of Board and Vacancies. Our Charter and By-Laws provide that the number of directors on our board of directors shall be not less than three nor more than fifteen, and shall be fixed exclusively by our board of directors. Any vacancies created in our board of directors resulting from any increase in the authorized number of directors will be filled solely by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy, other than one arising from an increase in the authorized number of directors, will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death,

3 resignation or removal. Any director appointed to fill a newly created directorship resulting from an increase in the authorized number of directors will hold office until the earlier of the next subsequent annual meeting of stockholders, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal. Special Shareholder Meetings. Our Charter provides that special meetings of stockholders may be called by our secretary upon a written request delivered to the secretary by (a) the chairman of the board of directors, (b) the president, (c) our board of directors or (d) stockholders owning twenty-five percent (25%) or more of the outstanding voting stock, provided that the stockholders satisfy the procedural requirements set forth in our By- Laws. Requirements for Advanced Notification of Shareholder Nominations and Proposals. Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than proposals and nominations made by or at the direction of the Company’s Board of Directors, Chairman of the Board and/or President. Undesignated Preferred Stock. A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock. Limitation on Directors’ Liability Our Charter provides that a member of the board of directors will not be personally liable to us or our stockholders for monetary damages for breaches of their legal duties to us or our stockholders as a director, except for liability: • for any breach of the director’s legal duty to act in the best interests of us and our stockholders; • for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law; • for declaring dividends or authorizing the purchase or redemption of shares in violation of the DGCL; or • for transactions where the director derived an improper personal benefit. Our Charter also allows us to indemnify directors and officers to the fullest extent authorized by the DGCL. DEBT SECURITIES As used in this description of registered debt securities, the term “Issuer” refers to DH Europe Finance S.à r.l., formerly DH Europe Finance S.A. (“Danaher International I”), in the case of the 2027 Notes, to DH Europe Finance II S.à r.l. (“Danaher International II”), in the case of the 2026 Notes, the 2028 Notes, the 2031 Notes, the 2039 Notes and the 2049 Notes and to Danaher Corporation (“Danaher”) in the case of the September 2026 Notes and the 2030 Notes (each as hereinafter defined), the term “Guarantor” means Danaher in its capacity as guarantor of the notes issued by Danaher International I and Danaher International II and the term “indenture” means the applicable indenture for the particular series of notes being described. This description of our registered debt securities is based upon, and qualified by reference to, the indentures governing the terms of each series of notes. You should read the indentures and forms of notes which are incorporated by reference as exhibits with respect to the Annual Report on Form 10-K of which this Exhibit is a part, for the provisions that are important to you.

General

The 1.200% Notes due 2027 (the "Danaher International I Notes") are issued and outstanding under the Indenture, dated as of July 8, 2015 (the "2015 Base Indenture"), among Danaher International I, as issuer, Danaher, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (the "Trustee"), as trustee, as supplemented by the Second Supplemental Indenture, dated as of June 30, 2017 (the "2017 Supplemental Indenture"), by and among Danaher International I, as issuer, Danaher, as guarantor, and the Trustee, as trustee.

The following senior notes are issued and outstanding under the Indenture, dated as of September 18, 2019 (the "2019 Base Indenture"), among Danaher International II, as issuer, Danaher, as guarantor, and the Trustee, as trustee, as supplemented by the First Supplemental Indenture, dated as of September 18, 2019 (the "2019 Supplemental Indenture"), among Danaher International II, as issuer, Danaher, as guarantor, and the Trustee, as trustee: 0.200% Notes due 2026 (the "2026 Notes"), 0.450% Notes due 2028 (the "2028 Notes"), 0.750% Notes due 2031 (the "2031 Notes"), 1.350% Notes due 2039 (the "2039 Notes") and 1.800% Notes due 2049 (the "2049 Notes," and together with the 2026 Notes, the 2028 Notes, the 2031 Notes and the 2039 Notes, the "Danaher International II Notes").

The following senior notes are issued and outstanding under the Indenture, dated as of December 11, 2007 (the "2007 Initial Base Indenture"), by and between Danaher, as issuer, and the Trustee, as trustee, as amended by the Second Supplemental Indenture, dated as of July 1, 2019 (the "Second Supplemental Indenture"), by and between Danaher, as issuer, and the Trustee, as trustee (the 2007 Initial Base Indenture, as so amended by the Second Supplemental Indenture, collectively, the "2007 Base Indenture"), as supplemented by the Third Supplemental Indenture, dated as of March 30, 2020 (the "2020 Supplemental Indenture"), by and between Danaher, as issuer, and the Trustee, as trustee: 2.100% Notes due 2026 (the "September 2026 Notes") and 2.500% Notes due 2030 (the "2030 Notes," and together with the September 2026 Notes, the "Danaher Notes").

Each series of notes are general unsecured obligations of the applicable Issuer and the Danaher International I Notes and each series of Danaher International II Notes are fully and unconditionally guaranteed by Danaher. Each series of notes ranks equally in right of payment with all existing and any future unsecured and unsubordinated indebtedness of the applicable Issuer and ranks senior in right of payment to any existing and future indebtedness of the applicable Issuer that is subordinated to the notes. Each series of notes is also effectively subordinated to any existing and future secured indebtedness of the applicable Issuer to the extent of the assets securing such indebtedness and is structurally subordinated to all existing and any future indebtedness and any other liabilities of the respective subsidiaries of such Issuer. See the sections below titled "Guarantees" for information on the ranking of the Danaher guarantees and "Certain Covenants" for information on limitations on the Issuers' and Danaher's ability to issue secured debt.

The Issuer, maturity date, interest rate, interest payment dates, record dates, par call dates and aggregate principal amount of each series of notes is summarized in the following table:

Series	***Issuer***	***Maturity***	***Interest Rate***	***Interest Payment Dates***	***Record Dates***	***Par Call Date***	***Aggregate Principal Amount Issued/ Authorized/ Outstanding***
2026 Notes	Danaher International II	March 18, 2026	0.200%	Annually in arrears on March 18, commencing on March 18, 2020	March 3	December 18, 2025	€1.25 billion
September 2026 Notes	Danaher	September 30, 2026	2.100%	Annually in arrears on September 30, commencing on September 30, 2020	September 15	July 30, 2026	€800 million
2027 Notes	Danaher International I	June 30, 2027	1.200%	Annually in arrears on June 30, commencing on June 30, 2018	Fifteenth calendar day immediately preceding the related interest payment date	March 30, 2027	€600 million

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2028 Notes	Danaher International II	March 18, 2028	0.450%	Annually in arrears on March 18, commencing on March 18, 2020	March 3	December 18, 2027	€1.25 billion
2030 Notes	Danaher	March 30, 2030	2.500%	Annually in arrears on March 30, commencing on March 30, 2021	March 15	December 30, 2029	€800 million
2031 Notes	Danaher International II	September 18, 2031	0.750%	Annually in arrears on September 18, commencing on September 18, 2020	September 3	June 18, 2031	€1.75 billion
2039 Notes	Danaher International II	September 18, 2039	1.350%	Annually in arrears on September 18, commencing on September 18, 2020	September 3	March 18, 2039	€1.25 billion
2049 Notes	Danaher International II	September 18, 2049	1.800%	Annually in arrears on September 18, commencing on September 18, 2020	September 3	March 18, 2049	€1.75 billion

The notes are not subject to any sinking fund.

Interest

The 2027 Notes bear interest from June 30, 2017 or from the immediately preceding interest payment date to which interest has been paid. The Danaher International II Notes bear interest from September 18, 2019. The Danaher Notes bear interest from March 30, 2020 or from the immediately preceding interest payment date to which interest has been paid.

Interest on an interest payment date is paid to the persons, or "holders," in whose names the applicable series of notes is registered on the security register at the close of business on the record date set forth in the table above immediately preceding the relevant interest payment date.

Interest on each series of notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series of notes (or June 30, 2017, if no interest has been paid in the case of the 2027 Notes; September 18, 2019 if no interest has been paid in the case of the Danaher International II Notes; or March 30, 2020 if no interest has been paid in the case of the Danaher Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, the maturity date for any series of fixed rate notes or earlier date of redemption for such series of fixed rate notes falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date, maturity date or date of redemption, as the case may be.

Optional Redemption

At any time and from time to time prior to the applicable Par Call Date of any series of fixed rate notes, the Issuer has the right, at its option, to redeem the applicable series of notes, in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed, and

(ii) the sum of the present values of the Remaining Scheduled Payments on such notes to be redeemed (not including any portion of the payments of interest that will be accrued and unpaid to and including the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points in the case of the 2027 Notes, 20 basis

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6 points in the case of the 2026 Notes, 2028 Notes and 2031 Notes, 30 basis points in the case of the 2039 Notes, 35 basis points in the case of the 2049 Notes, 40 basis points in the case of the September 2026 Notes and 45 basis points in the case of the 2030 Notes, plus, in each case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the date of redemption. In addition, on and after the applicable Par Call Date for each series of fixed rate notes, the Issuer has the right, at its option, to redeem such series of notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption. “Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us. “Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the series of notes to be redeemed (assuming that the notes to be redeemed matured on the applicable Par Call Date for such series of notes), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate. “Par Call Date” means with respect to each series of fixed rate notes, the par call date set forth in the table above. “Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date (assuming that such note matured on its applicable Par Call Date for such series of notes) but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such series of notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date. Notice of any redemption will be mailed (or sent electronically in accordance with applicable depositary procedures) at least 15 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Any notice of redemption with respect to the Danaher International II Notes or Danaher Notes may, at the discretion of Danaher International II or Danaher, as applicable, be subject to the satisfaction or waiver of one or more conditions precedent. In that case the notice shall state the nature of such condition precedent. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the Trustee by such method the Trustee deems to be fair and appropriate, subject to any applicable depositary procedures. Payment of Additional Amounts Subject to certain exceptions and limitations, the Guarantor or the Issuer, as applicable, may be required to pay as additional interest to certain noteholders such amounts as may be necessary so that every net payment on such note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by Luxembourg or the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such note to be then due and payable.

7 Redemption Upon Changes in Withholding Taxes The Issuer may redeem all, but not less than all, of the notes of any series in the event of certain changes in the tax law of Luxembourg or the United States (or any taxing authority thereof or therein) if, in the written opinion of independent counsel chosen by the Guarantor or the Issuer, there is a material probability that the Guarantor or the Issuer will become obligated to pay additional interest on the notes as described above. This redemption would be at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed, together with accrued and unpaid interest on the notes of such series being redeemed to, but not including, the date fixed for redemption. Change of Control Triggering Event If a change of control triggering event occurs, unless the Issuer has exercised its option to redeem the notes in full as described above, the Issuer will be required to make an offer (the “change of control offer”) to each holder of each series of the notes to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at the Issuer’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of the consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. You can find the definitions of certain terms used in this section under the subsequent subheading “Change of Control Triggering Event—Definitions.” On the change of control payment date, the Issuer will, to the extent lawful: • accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer; • deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and • deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased. The Issuer will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture, other than a default in the payment of the change of control payment upon a change of control triggering event. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict.

8 For purposes of the change of control offer provisions of the notes, the following terms will be applicable: “Change of control” means, in the case of the Danaher International I Notes and the Danaher International II Notes, the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than (a) Danaher or one of its subsidiaries, (b) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (c) Steven M. Rales and Mitchell P. Rales) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Danaher’s or the Issuer’s voting stock or other voting stock into which its voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of Danaher’s assets and the assets of its subsidiaries or the Issuer’s assets and the assets of the Issuer’s subsidiaries, in each case taken as a whole, to one or more persons (other than Danaher or one of Danaher’s subsidiaries); or (3) Danaher ceases to own, directly or indirectly, 100% of the equity interests of the Issuer, other than as a result of the merger or consolidation of the Issuer with and into Danaher. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (A) Danaher becomes a direct or indirect wholly-owned subsidiary of a holding company and (B)(X) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (Y) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. Change of Control Triggering Event—Definitions “Change of control triggering event” means the occurrence of both a change of control and a rating event. In the case of the Danaher International II Notes, no change of control triggering event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated. “Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Danaher. “Moody’s” means Moody’s Investors Service Inc., and any successor to its rating agency business. “Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Issuer’s or the Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act with respect to the Danaher International I Notes and Danaher International II Notes and within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Danaher Notes, in either case selected by us (as certified by a resolution of Danaher’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be. “Rating event” means the rating on the applicable series of notes is lowered by each of the rating agencies and such series of notes is rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or Danaher’s intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in

9 rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at Danaher’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event). “S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business. “Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person. Guarantees Danaher has fully and unconditionally guaranteed the due and punctual payment of all obligations of Danaher International I and Danaher International II under the 2015 Base Indenture, the 2017 Supplemental Indenture, the 2019 Base Indenture, the 2019 Supplemental Indenture, the Danaher International I Notes and the Danaher International II Notes, whether for the payment of principal of, premium, if any, or interest or any additional amounts on the notes or otherwise, when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The guarantees are unsecured and unsubordinated obligations of Danaher, rank equally in right of payment with all of its other unsecured and unsubordinated obligations and rank senior in right of payment to any existing and future indebtedness of Danaher that is subordinated to the notes. Each series of notes is also effectively subordinated to any existing and future secured indebtedness of Danaher to the extent of the assets securing such indebtedness and structurally subordinated to all existing and any future indebtedness and any other liabilities of Danaher’s subsidiaries (except for the applicable Issuer). See the section titled “Certain Covenants” below for information on limitations on Danaher’s ability to issue secured debt. Event of Default Any of the following events constitute an event of default for each series of notes under the indentures (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest upon any notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or (ii) default in the payment of the principal of or any premium on any notes of that series when due, whether at its maturity, upon acceleration or otherwise; or (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any note of that series; or (iv) default in the performance, or breach, of any covenant, agreement or warranty of the Issuer or the Guarantor for the benefit of the holders of the notes under the applicable indenture (other than a covenant, agreement or warranty a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in the applicable indenture solely for the benefit of series of notes other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Issuer or the Guarantor by the Trustee or to the Issuer or the Guarantor and the Trustee by the holders of at least 25% in principal amount of the notes of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default hereunder; or (v) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer or the Guarantor

10 bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or us under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or the Guarantor or of any substantial part of the property of the Issuer or the Guarantor, as applicable, or ordering the winding up or liquidation of the affairs of the Issuer or the Guarantor, as applicable, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or (vi) the commencement by the Issuer or the Guarantor of a voluntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either the Issuer or the Guarantor to the entry of a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Issuer or us, or the filing by either the Issuer or the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable federal or state or foreign law, or the consent by either the Issuer or us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or the Guarantor or of any substantial part of either of its property, or the making by either the Issuer or the Guarantor of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer or the Guarantor in furtherance of any such action; or (vii) with respect to the Danaher International I Notes and Danaher International II Notes, any guarantee of notes of that series ceases to be in full force and effect (other than in accordance with the applicable indenture) or is determined in a final, non-appealable judgment to be unenforceable or invalid or any such guarantee of notes is asserted in writing by the Issuer or the Guarantor to no longer be in full force and effect and enforceable in accordance with its terms. If there is an event of default with respect to a series of notes, which continues for the requisite amount of time, either the Trustee or holders of at least 25% of the aggregate principal amount outstanding of that series may declare the principal amount of all of the notes of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the applicable indenture, then the principal of and interest on the notes shall become due and payable immediately without any act by the trustee or any holder of notes. However, at any time after an acceleration with respect to notes of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes of that series may, under certain circumstances, rescind and annul such acceleration. The holders of a majority in aggregate principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium or interest with respect to those notes or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, and any event of default arising from that default shall be deemed to have been cured for all purposes. The holders of a majority in aggregate principal amount outstanding of the notes of any series may also, on behalf of the holders of notes of that series, waive, with respect to that series, compliance with certain restrictive covenants in the indenture. If any event which is, or after notice or lapse of time or both would become, an event of default (collectively referred to in this paragraph as a default) occurs and is continuing with respect to notes of a particular series and if it is known to any specified responsible officer of the Trustee, the Trustee will mail to each holder of such notes notice of such default within 90 days after it occurs or, if later, after the Trustee obtains knowledge of such default. Except in the case of default in the payment of principal, premium or interest with respect to the notes of that series or in the making of any sinking fund payment with respect to the notes of that series, the Trustee may withhold such notice if and so long as the corporate trust committee or a committee of specified responsible officers of the Trustee in good faith determines that withholding the notice is in the interests of the holders of such notes.

11 A holder may institute a suit against us for enforcement of such holder’s rights under the applicable indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied: • the holder gives the Trustee written notice of a continuing event of default with respect to a series of notes held by that holder; • holders of at least 25% of the aggregate principal amount of the outstanding notes of that series make a request, in writing, and offer reasonable indemnity, to the Trustee for the Trustee to institute the requested proceeding; • the Trustee does not receive direction contrary to the holder’s request from holders of a majority in aggregate principal amount of the outstanding notes of that series within 60 days following such notice, request and offer of indemnity under the terms of such indenture; and • the Trustee does not institute the requested proceeding within 60 days following such notice. The Guarantor and each Issuer shall deliver to the Trustee, within 120 days after the end of each of Danaher’s fiscal years, an officers’ certificate stating that a review of the activities of Danaher and its Subsidiaries during the preceding fiscal year has been made under the supervision of the officers signing the officers’ certificate, with a view to determining whether the Guarantor and the Issuer have each kept, observed, performed and fulfilled its obligations under the indenture, and further stating, as to each such officer signing such officers’ certificate, that to the best of his knowledge the Guarantor and the Issuer shall have each kept, observed, performed and fulfilled each and every covenant (without regard to periods of grace or notice requirements) contained in the indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if an event of default shall have occurred, describing all such events of default of which he may have knowledge). The Guarantor or the Issuer, as applicable, will, so long as any of the notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any event of default, an officers’ certificate specifying such event of default and what action the Guarantor or the Issuer, as applicable, is taking or proposes to take with respect thereto. Modification and Waiver of the Indentures An Issuer and the Trustee may enter into supplemental indentures for the purpose of modifying or amending an indenture with the consent of holders of at least a majority in aggregate principal amount of each series of the outstanding notes affected. However, the consent of all of the holders of the outstanding notes that are affected thereby is required for any of the following modifications or amendments: • to reduce the percentage in principal amount of notes of any series whose holders must consent to a supplemental indenture, or consent to any waiver of compliance with certain provisions of the indenture, or consent to certain defaults under the indenture, in each case as provided for in the indenture; • to reduce the rate of, or change the stated maturity of any installment of, interest on any note; • to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any note; • to reduce the premium payable upon the redemption of any note; • to make any note, or any premium or interest thereon, payable in a currency other than that stated in that note; • to change any place of payment where any note or any premium or interest thereon is payable; • to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any note (or in the case of redemption, on or after the date fixed for redemption);

12 • with respect to the Danaher Notes, to modify the provisions of the 2007 Base Indenture with respect to subordination of debt securities in a manner adverse to any registered holder of a debt security; or • generally, to modify any of the above provisions of the indenture or any provisions providing for the waiver of past defaults or waiver of compliance with certain covenants, except to increase the percentage in principal amount of notes of any series whose holders must consent to an amendment or waiver, as applicable, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver. In addition, an Issuer and the Trustee with respect to an indenture may enter into supplemental indentures without the consent of the holders of the outstanding notes for one or more of the following purposes : • to evidence that another person has become the Issuer’s successor and that the successor assumes the Issuer’s covenants, agreements, and obligations in the indenture and in the notes; • to surrender any of the Issuer’s rights or powers under the indenture, or to add to its covenants further covenants for the protection of the holders of all or any series of notes; • to add any additional events of default for the benefit of the holders of all or any series of notes; • to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, or to make other provisions in regard to matters or questions arising under the indenture; • to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form; • to secure the notes; • to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; • with respect to the Danaher Notes, with respect to the subordinated indenture, to add to, change or eliminate any of the subordination provisions in the indenture or change the definition of “senior indebtedness” in respect of one or more series of debt securities, provided that any such addition, change or elimination does not adversely affect the interests of the holders of outstanding debt securities in any material respect; and • with respect to the Danaher International I Notes and Danaher International II Notes, to conform the indenture or any supplemental indenture to the description of the notes set forth in any prospectus or prospectus supplement related to such notes. Satisfaction and Discharge Each indenture will generally cease to be of any further effect with respect to a series of notes and the related guarantees if: • the Issuer has delivered to the Trustee for cancellation all notes of that series (with limited exceptions); or • all notes of that series not previously delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and in any such case the Issuer has deposited with the Trustee as trust

13 funds (in euro) the entire amount sufficient to pay at maturity or upon redemption all of the principal, premium and interest due with respect to those notes; and if, in either case, an Issuer or the Guarantor also pays or causes to be paid all sums payable under the applicable indenture by an Issuer or the Guarantor and deliver to the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with. Legal Defeasance and Covenant Defeasance Each series of notes is subject to the defeasance and discharge provisions of the applicable indenture. An Issuer may elect either: • legal defeasance, which will permit the Issuer to defease and be discharged from, subject to limitations, all of its obligations with respect to those notes; or • covenant defeasance, which will permit the Issuer and the Guarantor to be released from their obligations to comply with certain covenants relating to those notes. If we exercise our legal defeasance option with respect to a series of notes, payment of those notes may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of notes, payment of those notes may not be accelerated because of an event of default related to the specified covenants. Each Issuer may invoke legal defeasance or covenant defeasance with respect to any series of its notes only if: • it irrevocably deposits with the Trustee, in trust, an amount in such currency (taking into account payment of principal, premium and interest thereon in accordance with their terms) which will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those notes; • it delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal, premium and interest when due on the deposited money will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the notes of that series to maturity or redemption, as the case may be; • no event which is, or after notice or lapse of time would become, an event of default under the indenture shall have occurred and be continuing at the time of such deposit or, with regard to any default relating to Issuer’s bankruptcy, insolvency or reorganization, at any time on or prior to the 90th day after such deposit; • the deposit does not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all securities under the indenture are in default within the meaning of such Act); • the deposit is not a default under any other agreement binding on the Issuer; • such deposit will not result in the trust arising from such deposit constituting an investment company under the Investment Company Act of 1940, as amended, unless such trust is registered under, or exempt from, such act; • the Issuer delivers to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; • if the securities are to be redeemed prior to the stated maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given or provision for such notice satisfactory to the Trustee shall have been made; and

14 • we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes of that series as contemplated by the applicable indenture have been complied with. Certain Covenants Each indenture governing the notes contains provisions that, among other things, require the applicable Issuer and the Guarantor to: • deliver to the trustee all information documents and reports required to be filed by an Issuer or the Guarantor, as the case may be with the SEC under Section 13 or 15(d) of the Exchange Act, within 15 days after the same is filed with the SEC; • preserve and keep in full force and effect the Guarantor’s and the applicable Issuer’s corporate existences; and • pay and cause Danaher’s significant subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Securities Act) to pay the applicable Issuer’s, the Guarantor’s and their taxes, assessments and government levies when due, except to the extent the same is being contested in good faith by appropriate proceedings. Documents filed by an Issuer or the Guarantor with the SEC via the EDGAR system will be deemed to be filed with the Trustee and transmitted to holders of the notes as of the time such documents are filed via the EDGAR system. You can find the definitions of certain terms used in this section under the subsequent subheading “Certain Covenants—Definitions.” Limitation on Secured Debt The indentures provide that Danaher will not, and will not permit any Subsidiary to, create, assume, or guarantee any Secured Debt without making effective provision for securing the notes equally and ratably with such Secured Debt. However, this limitation does not apply to debt secured by: • purchase money mortgages created to secure payment for the acquisition or construction of any property including, but not limited to, any indebtedness incurred by Danaher or a Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on such property; • mortgages, pledges, liens, security interests or encumbrances (collectively referred to as security interests) on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof, whether or not assumed by Danaher or any of its Subsidiaries; • security interests on property or shares of capital stock or indebtedness of any corporation or firm existing at the time such corporation or firm becomes a Subsidiary; • security interests in property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with Danaher or any of its Subsidiaries or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to Danaher or any of its Subsidiaries, provided that no such security interests shall extend to any other Principal Property of ours or such Subsidiary prior to such acquisition or to other Principal Property thereafter acquired other than additions or improvements to the acquired property; • security interests on Danaher’s property or property of a Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution

15 control or industrial revenue type) in order to permit Danaher or any of its Subsidiaries to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license; • security interests on any property or assets of any Subsidiary to secure indebtedness owing by it to Danaher or to another Subsidiary; • any mechanics’, materialmen’s, carriers’ or other similar lien arising in the ordinary course of business, including construction of facilities, in respect of obligations that are not yet due or that are being contested in good faith; • any security interest for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith; • any security interest arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed; • landlords’ liens on fixtures located on premises leased by Danaher or any of its Subsidiaries in the ordinary course of business; or • any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any security interest referred to in the foregoing bullets. Limitation on Sale and Leaseback Transactions The indentures provide that that Danaher will not, and will not permit any of its Subsidiaries to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of Danaher or any of its Subsidiaries that is sold to any other person in connection with such lease (a “Sale and Leaseback Transaction”), unless either: • Danaher or such Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Indebtedness secured by a mortgage on the Principal Property leased pursuant to any of the bullets referenced above under “—Limitation on Secured Debt,” or • an amount equal to the value of the Principal Property so leased is applied to the retirement, within 120 days of the effective date of such arrangement, of indebtedness for borrowed money incurred or assumed by Danaher or a Subsidiary which is recorded as Funded Debt as shown on Danaher’s most recent consolidated balance sheet and which in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the notes or guarantees, as applicable. Exempted Indebtedness Notwithstanding the limitations on Secured Debt and Sale and Leaseback Transactions described above, Danaher and any one or more of its Subsidiaries may, without securing the notes, issue, assume, or guarantee Secured Debt or enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the Attributable Debt of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in either bullet of the preceding paragraph, at such time does not exceed 15% of Consolidated Net Assets.

16 Business Activities Danaher International I and Danaher International II will not engage in any activities or take any action that would be inconsistent with the definition of “finance subsidiary” within the meaning of Rule 3-10 of Regulation S-X under the Securities Act. Consolidation, Merger and Sale of Assets Danaher International I and Danaher International II may engage in a consolidation, merger or transfer or lease of assets substantially as an entirety only if: • the surviving or acquiring entity is (1) Danaher or (2) a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States or any member country of the European Union directly or indirectly wholly-owned by Danaher and in each case the acquiring entity expressly assumes the Issuer’s obligations with respect to the outstanding debt securities under the applicable indenture by executing a supplemental indenture; • immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and • the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable indenture and all conditions precedent relating to such transaction have been complied with. In addition, Danaher may engage in a consolidation, merger or transfer or lease of assets as an entirety only if: • the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and the acquiring entity expressly assumes Danaher’s obligations with respect to the outstanding debt securities under the indentures by executing a supplemental indenture; • immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and • Danaher has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indentures and all conditions precedent relating to such transaction have been complied with. Certain Covenants—Definitions Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a complete definition of these terms, as well as any other capitalized terms used herein for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of notes. “Attributable Debt,” in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined by Danaher in good faith) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

17 “Consolidated Assets” means the aggregate of all assets of Danaher and its Subsidiaries (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles in the United States (“GAAP”)), appearing on the most recent available consolidated balance sheet of Danaher and its Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP. “Consolidated Current Liabilities” means the aggregate of the current liabilities of Danaher and its Subsidiaries appearing on the most recent available consolidated balance sheet of Danaher and its Subsidiaries, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of Danaher and its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at Danaher’s option or the option of any Subsidiary for a term in excess of twelve months from the date of determination. “Consolidated Net Assets” means Consolidated Assets after deduction of Consolidated Current Liabilities. “Funded Debt” means, in the case of the Danaher Notes and Danaher International I Notes, all indebtedness for money borrowed having a maturity of more than twelve months from the date of the most recent consolidated balance sheet of Danaher and its Subsidiaries or renewable and extendable beyond twelve months at the option of the borrower and all obligations in respect of lease rentals which under GAAP would be shown on Danaher’s consolidated balance sheet as a liability item other than a current liability; provided, however, that Funded Debt shall not include any of the foregoing to the extent that such indebtedness or obligations are not required by GAAP to be shown on Danaher’s balance sheet. “Funded Debt” means, in the case of Danaher International II Notes, all indebtedness for money borrowed having a maturity of more than twelve months from the date of the most recent consolidated balance sheet of Danaher and its Subsidiaries or renewable and extendable beyond twelve months at the option of the borrower and all obligations in respect of lease rentals which under GAAP would be required to be accounted for as finance leases on Danaher’s consolidated balance sheet; provided, however, that Funded Debt shall not include any of the foregoing to the extent that such indebtedness or obligations are not required by GAAP to be shown on Danaher’s balance sheet. “Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by Danaher or any of its Subsidiaries, whether owned on the date of the indenture or thereafter, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of two percent of the Consolidated Net Assets of Danaher and its Subsidiaries, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of Danaher’s board of directors (evidenced by a certified board resolution delivered to the Trustee), is not of material importance to the business conducted by Danaher and its Subsidiaries taken as a whole. “Secured Debt” means, in the case of the Danaher Notes and Danaher International I Notes, Indebtedness for borrowed money and any Funded Debt which, in each case, is secured by a security interest in: • any Principal Property, or • any shares of capital stock or Indebtedness of any Subsidiary. “Secured Debt” means, in the case of Danaher International II Notes, Indebtedness for borrowed money and any Funded Debt which, in each case, is secured by a security interest in: • any Principal Property, or • any shares of capital stock or Indebtedness of any Subsidiary that owns a Principal Property.

18 “Subsidiary” means any corporation or other entity (including, without limitation, partnerships, joint ventures and associations) of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation or other entity (irrespective of whether or not at the time the stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any such contingency) is at the time directly or indirectly owned by Danaher, or by one or more Subsidiaries of Danaher, or by Danaher and one or more other Subsidiaries. Each Issuer constitutes a Subsidiary under the indentures. Listing The notes are listed on The New York Stock Exchange; however, the Guarantor and the Issuers are under no obligation to maintain such listing, and may delist any series of the notes at any time. Book-Entry; Delivery and Form Except as described herein, certificates have not been and will not be issued in exchange for beneficial interests in the global notes. Each series of notes are issued in the form of one or more fully registered global notes, deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”). Beneficial interests in the global notes are represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Beneficial interests in the notes are in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. Distributions of principal, interest and additional amounts, if any, in respect of the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant system’s rules and procedures. Certificated Notes If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the Trustee or other relevant agent of the Trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, the Issuer may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above. The Trustee, the Paying Agent and the Calculation Agent The Bank of New York Mellon Trust Company, N.A. is acting as trustee under the indentures governing the outstanding notes. Governing Law The indentures, the notes and the guarantees are governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the applicability of Articles 470-3 to 470-19 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended, shall be excluded.